Exhibit 10.19.13

OLD DOMINION FREIGHT LINE, INC.
PHANTOM STOCK PLAN
(As Amended and Restated Through December 16, 2019)

Article 1. PURPOSE.  Old Dominion Freight Line, Inc. (the “Company”) has adopted this Phantom Stock Plan (the “Plan”).  The Plan is intended to qualify as a “top-hat” plan under ERISA, in that it is intended to be an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company.  This is an amendment and restatement of the Plan originally adopted effective May 16, 2005.  The purposes of the Plan are:

(i)To promote the long-term financial interests and growth of the Company by attracting and retaining key management employees with the training, experience, and ability to enable them to make a substantial contribution to the success of the business of the Company;

(ii)To motivate personnel by means of growth-related incentives to achieve long range goals;

(iii)To further the identity of interests of key management employees with those of the Company’s shareholders; and

(iv)To allow each participant to share in the increase in value of the Company following the date such participant is granted Phantom Stock in accordance with the terms of the Plan.

As described herein, the Plan was amended and restated effective December 16, 2019 (the “Amendment Date”) to provide for the settlement of certain Awards of shares of Phantom Stock in the form of shares of Common Stock.  Any shares of Common Stock that are entitled to settlement under the Plan shall be issued only under, and shall be subject to the terms and conditions of, the Old Dominion Freight Line, Inc. 2016 Stock Incentive Plan and/or any successor plan, in each case as amended and/or restated (such plan(s), the “2016 Plan”).  No shares of Common Stock shall be issued under the Plan.

Article 2. DEFINITIONS.  In addition to other terms defined herein or in an Award Agreement, wherever used in this Plan, including ARTICLE 1 and this ARTICLE 2, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):

2.1.“Administrator” means the Board of Directors or, upon its delegation, a committee of the Board comprised of two or more members of the Board, each of whom is a “non-employee director,” as defined in Rule 16b-3 adopted under the Exchange Act or otherwise in compliance with Rule 16b-3.  Further, to the extent required by Section 162(m) of the Code, the committee shall be comprised of two or more “outside directors” (as such term is defined in Section 162(m) of the Code) or as may otherwise be permitted under Section 162(m) of the Code.

2.2.“Award” means a grant of Phantom Stock.

2.3.“Award Agreement” an agreement entered into between the Company and the Participant evidencing the terms of Phantom Stock, including any amendments thereto.

2.4.“Board” or “Board of Directors” means the Board of Directors of the Company.

2.5.“Change of Control” means and will be deemed to have occurred on the earliest of the following dates which occurs after January 1, 2009:

(a)the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, is or becomes (or publicly discloses that such person or group is or has become), directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that the event described in this subparagraph (a) shall not be deemed to be a Change of Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (i) any employee benefit plan sponsored or maintained by the Company or by a person controlled by the Company; (ii) any underwriter (as such term is defined in Section 2(a)(11) of the Securities Act of 1933) that beneficially owns voting securities temporarily in connection with an offering of such securities; or (iii) any member of the family of Earl E. Congdon or John R. Congdon unless David S. Congdon, acting in good faith, provides written notice to the Company that David S. Congdon believes, and within twenty (20) business days after the Company receipt of David S. Congdon’s notice a majority of the independent members of the Board of Directors determines, that the beneficial ownership of voting securities by such family member creates a substantial threat to corporate policy and effectiveness.  For the purpose of clause (iii) above, “family” means any lineal descendent, including adoptive relationships, of Earl E. Congdon or John R. Congdon, any spouse of the foregoing and any trust established by or for the benefit of any of the foregoing, and “independent” shall have the meaning set forth in the corporate governance rules of the principal exchange on which the Company’s common stock is listed; or

(b)the date when, as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two (2) year period during the term constitute the Board, plus new directors whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds (2/3) of the members the Board; or

(c)the effective date of a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d)the effective date of the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.6.“Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

2.7.“Common Stock” means (i) the common stock of the Company, par value $0.10 per share, as adjusted as provided in ARTICLE 7, or (ii) if there is a merger or consolidation and the Company is not the surviving corporation, the capital stock of the surviving corporation given in exchange for such Common Stock of the Company.

2.8.“Company” means Old Dominion Freight Line, Inc., a Virginia corporation with its principal offices at Thomasville, North Carolina.

2.9.“Competitive Activity” means (i) the Participant’s participation in, engagement by, possession of a financial or other interest in or filling a position directly or indirectly with (whether individually or as an employee, agent, partner, shareholder, consultant, or otherwise), any enterprise or business if such enterprise or business competes with the business of the Company in any state in which the Company conducts its business; (ii) the solicitation by the Participant of any other person to engage in any of the foregoing activities; (iii) the solicitation of any employee of the Company to leave the employ of the Company, or to do business with any enterprise or business which competes with the business of the Company; or (iv) the solicitation of any customer, vendor or supplier of the Company.  The ownership of an interest constituting not more than (2) two percent of the outstanding debt or equity in a company whose securities are traded on a recognized stock exchange or traded on the over-the-counter market shall not be deemed financial participation in a competitor even though that company may be a competitor of the Company.

2.10.“Eligible Key Employee” shall mean an employee who is determined by the Administrator to (i) be in a position to affect materially the continued growth and prosperity of the Company by reason of the individual’s duties, responsibilities, personal capabilities, performance, potential or any combination of such factors, and (ii) be a management or highly compensated employee of the Company.  An individual will be treated as an employee of the Company if there exists between the individual and the Company the legal relationship of employer and employee.

2.11.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations issued thereunder.

2.12.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statutes or regulations of similar purpose or effect.

2.13.“Fair Market Value” of a share of Common Stock as of a given date shall be established in good faith by the Administrator.  The Administrator may use in its discretion (i) the weighted average of the closing prices of a share of Common Stock (on the principal exchange on which shares of Common Stock are then trading) on the first, second and third trading days immediately preceding such date, or (ii) the closing price of a share of Common Stock on such exchange on the trading day immediately preceding such date, or (iii) any other method as the Administrator may determine in good faith.

2.14.“For Cause” means one or more of the following, in each case as determined by the Administrator in its sole discretion:  (i) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, theft, fraud or embezzlement from the Company; (ii) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, a felony which constitutes a crime involving moral turpitude and results in material harm to the Company; (iii) willful and continued failure by the Participant to substantially perform his duties on behalf of the Company (other than any such failure resulting from the Participant’s Total Disability) for a period of at least thirty (30) consecutive days after a written demand for substantial performance has been delivered to the Participant by the Responsible Person (as defined below) which specifically identifies the manner in which the Responsible Person believes that the Participant has not substantially performed the Participant’s duties; (iv) willful misconduct or gross negligence by the Participant which is injurious to the Company; or (v) any diversion by the Participant for his personal gain of any clearly viable and significant business opportunity from the Company (other than with the prior written consent of the Board).  For purposes of this Section 2.14, an act, or failure to act, on the Participant’s part shall not be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company, and “Responsible Person” shall mean the Chief Executive Officer of the Company or such other executive officer of the Company who is the direct or indirect supervisor of the Participant.

2.15.“Grant Date” means the date an Award is granted to a Participant.

2.16.“Participant” means an Eligible Key Employee who has received an Award that has not been settled, cancelled or forfeited.

2.17.“Person” means any individual, partnership, joint venture, corporation, company, firm, group or other entity.

2.18.“Phantom Stock” means a contractual right to receive an amount (i) with respect to Awards for which the Settlement Date has occurred before the Amendment Date, in cash equal to the Fair Market Value of a share of Common Stock on the Settlement Date; and (ii) with respect to outstanding Awards held by Participants who were Eligible Key Employees on the Amendment Date for which the Settlement Date had not occurred by the Amendment Date, in cash equal to the Fair Market Value of a share of the Common Stock on the Settlement Date, unless any such Award is amended to provide for settlement in shares of Common Stock equal to the number of vested shares of Phantom Stock on the Settlement Date.

2.19.“Plan” means the Old Dominion Freight Line, Inc. Phantom Stock Plan, as amended and restated through December 16, 2019, and as it may be further amended and/or restated.

2.20.“Securities Act” means the Securities Act of 1933, as amended, and any successor statutes or regulations of similar purpose or effect.

2.21.“Settlement Date” means the earlier of:

(i)the date of the Participant’s termination of employment on or after attainment of age 55 (unless an Award Agreement provides otherwise with respect to the age 55 forfeiture condition) for any reason other than death, Total Disability or For Cause;

(ii)the date of the Participant’s death while employed by the Company; or

(iii)the date of the Participant’s termination of employment as a result of his Total Disability.

2.22.“Specified Employee” shall mean a Participant who is a key employee as described in Code § 416(i)(1)(A), disregarding Paragraph 5 thereof and using compensation as defined under Treas. Reg. 1.415(C)(2)(a).  A Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise and the Participant is a Specified Employee on the date of his or her Separation from Service.

2.23.“Total Disability” means a condition for which the Participant is determined to be disabled under the Company’s long-term disability plan as in effect as of the effective date of this Plan or as the same may be amended from time to time.

Article 3. ADMINISTRATION OF THE PLAN.

3.1.Duties and Powers of the Administrator.  The Plan shall be administered by the Administrator.  Any action of the Administrator may be taken by a written instrument signed by all of the members of the Administrator and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly called and held.  Subject to the provisions of the Plan and to the extent necessary to preserve the availability of an exemption under Rule 16b-3 promulgated under the Exchange Act, for transactions by persons subject to Section 16 of the Exchange Act, the Administrator shall have full and final authority, in its discretion, to take action with respect to the Plan including, without limitation, the authority to (i) determine the terms and provisions of Awards made pursuant to the Plan; (ii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iii) to construe and interpret the Plan and Award Agreements, the rules and regulations, and to make all other determinations deemed necessary or advisable for administering the Plan.  Subject to the claims procedures described in ARTICLE 13, the decisions and interpretations of the Administrator with respect to any matter concerning the Plan or any Award shall be final, conclusive, and binding on all parties who have an interest in the Plan or such Award.  Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan.  No member of the Administrator shall be liable while acting as such for any action or determination made in good faith with respect to the Plan or any Award.  No individual member of the Administrator shall have any right to vote or decide upon any matter relating solely to himself or to any of his exclusive rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other actions taken without a meeting).

3.2.Delegation.  Notwithstanding the other provisions of Section 3.1, the Administrator may delegate to one or more officers of the Company the authority to grant Awards, and to make any or all of the determinations reserved for the Administrator of the Plan and summarized in Section 3.1 with respect to such Awards [subject to any restrictions imposed by Applicable Laws (including, but not limited to, Rule 16b-3 adopted under Section 16 of the Exchange Act and Section 162(m) of the Code), and such terms and conditions as may be established by the Administrator].  To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3.2 to one or more officers of the Company, references to the Administrator shall include references to such officer or officers, subject, however, to the requirements of the Plan, Rule 16b-3, Section 162(m) of the Code and other Applicable Laws.

3.3.Expenses; Professional Assistance.  All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company.  The Administrator may employ attorneys, consultants, accountants, appraisers, brokers, or other persons.  The Administrator, the Company and the officers and directors of the Company shall be entitled to rely upon the advice, opinions, or valuations of any such persons.

Article 4. ELIGIBILITY.  An Award may be granted to an individual who satisfies each of the following eligibility requirements on the Grant Date:

(i)The individual is an Eligible Key Employee.

(ii)The individual is selected by the Administrator as an individual to whom an Award shall be granted.

Article 5. AWARDS.

5.1.Phantom Stock.  The maximum number of shares of Phantom Stock available for Awards under this Plan shall be 250,000, subject to adjustment as provided in ARTICLE 7.  Any shares of Phantom Stock subject to an Award which, for any reason, expires, is cancelled, is forfeited or is otherwise terminated unexercised as to such shares may again be subject to an Award granted under the Plan. Prior to the Amendment Date, no shares of Common Stock were issuable pursuant to the Plan and payments made under the Plan, if at all, were made solely in cash.  On and after the Amendment Date, Awards shall be settled in cash unless the Settlement Date for an Award had not occurred by the Amendment Date and such Award is amended to be settled in shares of Common Stock issued under the 2016 Plan.

5.2.Grant of Awards.  Subject to the provisions of ARTICLES 10 and 15, the Administrator may, in its sole and absolute discretion, at any time and from time to time grant shares of Phantom Stock to any Eligible Key Employee who has been selected by the Administrator to receive an Award.  The Administrator shall determine the number of shares of Phantom Stock to be granted, which may, in its sole and absolute discretion, vary for each Eligible Key Employee.  Each Award shall be evidenced by an Award Agreement containing such terms and conditions, not inconsistent with the Plan, as the Administrator shall approve.  An Award shall become effective upon the execution by the Eligible Key Employee of an Award Agreement, acknowledging the terms and conditions of the Award.

5.3.Unit Accounts.  Any shares of Phantom Stock awarded to a Participant pursuant to an Award shall be credited to a Phantom Stock account to be maintained on behalf of such Participant.  Such account shall be debited by the number of shares of Phantom Stock with respect to which any payments are made pursuant to ARTICLE 6.

5.4.Vesting.  Unless the Administrator determines otherwise or an Award Agreement provides otherwise, the following provisions shall apply:  Each Award shall vest on the earlier to occur of the following:

(i)the date of a Change of Control;

(ii)the fifth anniversary of the Grant Date of such Award, provided that the Participant is employed by the Company on such date;

(iii)the date of the Participant’s death while employed by the Company;

(iv)the date of the Participant’s Total Disability; or

(v)the date the Participant attains age 65 while employed by the Company.

Except as otherwise determined by the Administrator, any Award which is not vested upon the date of a Participant’s termination of employment with the Company shall be forfeited, and no payment shall be made thereon.  Notwithstanding the foregoing, unless an Award Agreement provides otherwise, if a Participant’s employment is terminated before attaining age 55 for any reason other than death or Total Disability (for clarity, the age 55 forfeiture provision may be waived by the Administrator if so provided in an Award Agreement), or at any time For Cause, the Participant shall forfeit all Awards (both vested and unvested) outstanding as of the date of such termination of employment and no payments shall be made thereon.  If the Participant engages in a Competitive Activity, he shall forfeit the right to receive payments with respect to an Award as provided in Section 6.4.  Notwithstanding the preceding provisions of Section 5.4, the Administrator shall have authority to modify and/or accelerate the vesting of Awards, and/or to waive forfeiture provisions (but not to accelerate or modify the distribution of benefits related to Awards, unless otherwise permitted under Code Section 409A).  The determination whether to modify and/or accelerate vesting, and/or waive forfeiture provisions, of an Award shall be made in the Administrator’s sole discretion, and, if the Administrator elects to modify and/or accelerate the vesting, and/or waive forfeiture provisions, of an Award with respect to a Participant, neither the Participant nor any other Participant shall have any right to accelerated or modified vesting, and/or waiver of forfeiture provisions with respect to any other Award.

Article 6.  SETTLEMENT OF PHANTOM STOCK.

6.1.Settlement Date.  Each vested Award shall become payable upon the Participant’s Settlement Date, subject to the provisions of Section 6.2 and Section 6.3 herein.

6.2.Settlement of Award.

(a)With respect to (i) Awards for which the Settlement Date had occurred before the Amendment Date (that is, the Awards were in pay status or had been settled in full before the Amendment Date) or (ii) Awards for which the Settlement Date had not occurred by the Amendment Date and which are not amended to provide for settlement in shares of Common Stock as described in Section 6.2(b) herein, the following shall apply: On the Settlement Date, the Participant shall be entitled to receive, for each share of Phantom Stock subject to the Participant’s Award, if and only to the extent the Award is vested as of the Settlement Date, an amount in cash equal to the Fair Market Value of a share of Common Stock as determined on the Settlement Date, less any required withholding.  The amount of payment with respect to an Award shall be based on the Fair Market Value of a share of Common Stock on the Settlement Date, without regard to the Fair Market Value of a share of Common Stock on any other (later) date.  No payment shall be made with respect to any portion of an Award that is not vested as of the Participant’s Settlement Date, and any such unvested portion of an Award shall be forfeited at that time.  No shares of Common Stock shall be issued pursuant to Awards subject to this Section 6.2(a) and payments made hereunder, if at all, shall be made solely in cash.  Subject to the provisions of Sections 6.3, ARTICLE 10, and ARTICLE 11, such amount shall be paid in cash to the Participant in twenty-four substantially equal monthly installments commencing on the first day of the calendar month next following the Settlement Date, unless an Award Agreement provides otherwise or the Administrator determines otherwise, in each case in a manner in accordance with Code Section 409A.

(b)With respect to outstanding Awards held by Participants who are Eligible Key Employees as of (or following) the Amendment Date for which the Settlement Date had not yet occurred as of the Amendment Date (that is, such Awards were not in pay status on the Amendment Date) and which Awards are amended to provide for settlement in shares of Common Stock, the following shall apply:  On the Settlement Date, the Participant shall be entitled to receive, for each share of Phantom Stock subject to the Participant’s Award, if and only to the extent the Award is vested as of the Settlement Date, one share of Common Stock issued under the 2016 Plan, less any required withholding.  (For clarity, if such Awards are not amended to provide for settlement in shares of Common Stock, they shall be settled in cash as provided under Section 6.2(a) herein.) No payment shall be made with respect to any portion of an Award that is not vested as of the Participant’s Settlement Date, and any such unvested portion of an Award shall be forfeited at that time.   Subject to the provisions of Sections 6.3, ARTICLE 10, and ARTICLE 11, such amount shall be paid in shares of Common Stock to the Participant in twenty-four substantially equal monthly installments commencing on (or as soon as practicable following) the first day of the calendar month next following the Settlement Date, unless an Award Agreement provides otherwise or the Administrator determines otherwise, in each case in a manner in accordance with Code Section 409A.

(c)In addition, with respect to any Awards, the following shall apply:  in the event an amount becomes payable pursuant to this ARTICLE 6 on account of the Participant’s termination of employment due to death, or the Participant becomes entitled to receive an amount pursuant to this ARTICLE 6 and he dies prior to receiving any or all of the amounts to which he is due, then the amounts payable pursuant to this ARTICLE 6 shall be made to the beneficiary or beneficiaries (which may include individuals, trusts or other legal entities) designated by the Participant on a form acceptable to the Plan Administrator and filed with the Plan Administrator prior to his death (the “Beneficiary Designation Form”).  If the Participant fails to designate a beneficiary or fails to file the Beneficiary Designation Form with the Plan Administrator prior to his death, such amounts shall be made to his estate.  If a named beneficiary entitled to receive payments pursuant to the Beneficiary Designation Form dies at a time when additional payments still remain to be paid, then and in any such event, such remaining payments shall be paid to the other primary beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any; otherwise to the estate of the Participant.

6.3.Small Payments.  Notwithstanding the provisions of Section 6.2, in the event the amount to be paid to or on behalf of a Participant pursuant to Section 6.2 in settlement of any Award shall be less than $12,000, such amount shall be paid to the Participant or his beneficiary, as the case may be, in a single lump sum payment as soon as practicable following the Settlement Date.

6.4.Engagement in Competitive Activity.  In the event the Administrator, in its sole and absolute discretion, determines that the Participant has engaged in a Competitive Activity at any time on or after the Settlement Date and during the period over which payments are being made to him pursuant to ARTICLE 6, all such payments shall immediately cease and the Participant shall not be entitled to receive any further payments under the Plan.

6.5.Delay in Payment.  Notwithstanding anything to the contrary in the Plan or in a Participant or Company payment election, the Plan may not make payment based on Separation from Service to a Participant who, on the date of Separation from Service is a Specified Employee, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this provision.  This limitation applies regardless of the Participant’s status as a Specified Employee or otherwise on any other date including the next Specified Employee effective date had the Participant continued to render services through such date.  Furthermore, the first six (6) months of any such payments of deferred compensation that are required to be paid in installments shall be paid at the beginning of the seventh (7th) month following the Participant’s separation from Service.  All remaining installment payments shall be made as would ordinarily have been made under the provisions of the Plan.  This section does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. §1.409A-3(i)(2)(i).

Article 7. DILUTION AND OTHER ADJUSTMENTS.  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Administrator shall make such adjustments in the number of shares of Phantom Stock reserved under the Plan and the number of shares of Phantom Stock with respect to which an Award held by any Participant is referenced, as are necessary to prevent dilution or enlargement of an Award.  Such adjustments shall be conclusive and binding upon all parties concerned.

Article 8. CANCELLATION OF AWARDS.  The Administrator may cancel all or any part of an Award with the written consent of the Participant holding such Award.  In the event of any cancellation, all rights of the Participant in respect of such cancelled Award shall terminate.

Article 9. MISCELLANEOUS PROVISIONS.

9.1.Assignment and Transfer.  Except as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p)(1)(B), Awards shall not be transferable other than by will or the laws of descent and distribution and may be realized, during the lifetime of the Participant, only by the Participant or by his or her guardian or legal representative.  No Award or interest or right therein shall be liable for the debts, contracts, or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.  The Administrator may accelerate the time or schedule of payment from the Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ii) to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)); provided, however, that any such distribution may be made only to the extent an Award is vested.

9.2.No Right to Awards or Employment.  No Eligible Key Employee, Participant or other person shall have any claim or right to be granted an Award.  Under no circumstances shall the terms of the Plan constitute a contract of continuing employment or in any manner obligate the Company to continue or discontinue the employment of an Eligible Key Employee or Participant, or to change the policies of the Company regarding termination of employment.  Except as otherwise provided in the Plan or an Award Agreement, all rights of a Participant with respect to an Award shall terminate upon termination of employment.

9.3.Source of Payments; General Creditor Status.  The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Participant.  Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Participant nor any other person shall have any interest in any particular asset of the Company by reason of its obligations hereunder.  Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

9.4.Withholding.  The Company shall have the right to deduct from payment of an Award any taxes required by law to be withheld from the Participant with respect to such payment.  Without limiting the effect of the foregoing, any shares of Common Stock that may be issued under the 2016 Plan on or after the Amendment Date shall be subject to the withholding provisions of the 2016 Plan and the Administrator or its designee shall have authority to establish rules, practices and procedures to facilitate such withholding obligations (including but not limited to requiring net withholding procedures as provided in or pursuant to the 2016 Plan).

9.5.Securities Laws; Compliance with 2016 Plan.  Each Award shall be subject to the condition that such Award may not be settled if the Administrator determines that the settlement of such Award may violate the Securities Act, the Exchange Act or any other applicable law or requirement of any governmental authority (“Applicable Laws”).  The Company shall not be deemed by any reason of the granting of any Award to have any obligation to register the Awards under the Securities Act or to maintain in effect any registration of such Awards that may be made at any time under the Securities Act.  Any shares of Common Stock issued in settlement of an Award on or after the Amendment Date shall be issued solely under the 2016 Plan and shall be subject to the terms and conditions of the 2016 Plan, this Plan and any applicable Award Agreements.

9.6.No Strict Construction.  No rule of strict construction shall be applied against the Company, the Administrator, or any other person in the interpretation of any of the terms of the Plan, any Award, or any rule or procedure established by the Administrator.

9.7.Shareholder Rights.  A Participant shall not have any dividend, voting, or other shareholder rights by reason of the grant of an Award.

9.8.Severability.  Whenever possible, each provision in the Plan and in every Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan or any Award Agreement made thereunder shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to, and to have contained from the outset such language shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions of the Plan and every Award Agreement shall remain in full force and effect.

9.9.Governing Law.  The Plan and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof, except as superseded by applicable federal law.

9.10.Section 16(b) Compliance.  If and to the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto.  Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

9.11.Gender and Number.  Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

Article 10. AMENDMENT AND TERMINATION.

10.1.Amendment and Termination.  The Plan may be amended, altered and/or terminated at any time by the Board provided, however, that approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by Applicable Laws.  Any Award may be amended, altered and/or terminated at any time by the Administrator, provided, however, that any such amendment, alteration or termination of an Award shall not, without the consent of the Participant, materially adversely affect the rights of the Participant with respect to the Award.

10.2.Unilateral Authority of Administrator to Modify Plan and Awards.  Notwithstanding Section 10.1, the following provisions shall apply:

(a)The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent and without shareholder approval, unless such shareholder approval is required by Applicable Laws) to the extent necessary to comply with Applicable Laws or changes to Applicable Laws (including but not limited to Code Section 409A or related regulations or other guidance and federal securities laws).

(b)The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles.

Article 11. COMPLIANCE WITH CODE SECTION 409A.  To the extent applicable, the Company intends that this Plan comply with Section 409A of the Code, and all rules, regulations and other similar guidance issued thereunder (“Code Section 409A”).  This Plan shall at all times be interpreted and construed in a manner to comply with Code Section 409A (including compliance with any applicable exemptions from Code Section 409A) and that should any provision be found not in compliance with Code Section 409A, the Company shall execute any and all amendments to this Plan deemed necessary and required by the Company’s legal counsel to achieve compliance with Code Section 409A or any applicable exemption.  In no event shall any payment required to be made pursuant to ARTICLE 6 of this Plan that is considered deferred compensation within the meaning of Code Section 409A be made to the Participant unless he has incurred a separation from service (as defined in Code Section 409A).  In the event amendments are required to make this Plan compliant with Code Section 409A, the Company shall use its best efforts to provide the Participant with substantially the same benefits and payments he would have been entitled to pursuant to this Plan had Code Section 409A not applied, but in a manner that is compliant with Code Section 409A or any of its exemptions.  The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith determination of the Company.  In no event shall any payment required to be made pursuant to this Plan that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated in violation of Code Section 409A.  Any payment to a Specified Employee that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) and is made as a result of a separation from service cannot commence under Code Section 409A until the lapse of six (6) months after a separation from service (or death of the Participant, if earlier).

Article 12. SUCCESSORS.  The Plan shall bind any successor of or to the Company, the Company’s assets or the Company’s businesses (whether direct or indirect, by purchase of such assets or businesses, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.  The Plan shall bind the Participants, their executors, administrators, personal representatives and beneficiaries.

Article 13. ERISA REQUIREMENTS.

13.1.Named Fiduciaries.  For purposes of ERISA, the Administrator will be the Named Fiduciary and Plan Administrator with respect to the Plan.  The Plan shall be administered and the records of the Plan shall be maintained on the basis of the plan year.  The plan year shall be the twelve-month period ending on December 31 of each year.

13.2.Claims and Review Procedures.  The following claims procedure shall apply for purposes of the Plan.  The Participant and his assigns (if any) and the Company and its assigns (individually or collectively, “Claimant”) must follow the procedures set forth herein.

13.2.1Filing a Claim; Notification to Claimant of Decision:  The Claimant shall make a claim in writing in accordance with procedures and guidelines established from time to time by the Plan Administrator, which claim shall be delivered to the Plan Administrator.  Any claims relating to the settlement of an Award must be made by the Claimant within the one-year period following his termination of employment.  The Plan Administrator shall review and make the decision with respect to any claim.  If a claim is denied in whole or in part, written notice thereof shall be furnished to the Claimant within thirty (30) days after the claim has been filed.  Such notice shall set forth:

(i)	the specific reason or reasons for the denial;
(ii)	a specific reference to the provisions of the Plan on which denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary; and
(iv)	an explanation of the procedure for review of the denied claim.

13.2.2Procedure for Review:  Any Claimant whose claim has been denied in full or in part may individually, or through the Claimant’s duly authorized representative, request a review of the claim denial by delivering a written application for review to the Board at any time within sixty (60) days after receipt by the Claimant of written notice of the denial of the claim.  Such request shall set forth in reasonable detail:

(i)	the grounds upon which the request for review is based and any facts in support thereof; and
(ii)	any issues or comments which the Claimant considers pertinent to the claim.

Following such request for review, the Board shall fully and fairly review the decision denying the claim.  Prior to the decision of the Board, the Claimant shall be given an opportunity to review pertinent documents.

13.2.3Decision on Review:  A decision on the review of a claim denied in whole or in part shall be made in the following manner:

(i)

The decision on review shall be made by the Board, which shall consider the application and any written materials submitted by the Claimant in connection therewith.  The Board, in its sole discretion, may require the Claimant to submit such additional documents or evidence as the Board may deem necessary or advisable in making such review.

(ii)

The Board shall render a decision upon a review of a denied claim within sixty (60) days after receipt of a request for review.  If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.  Written notice of any such extension will be furnished to the Claimant prior to the commencement of the extension.

(iii)

The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and the specific references to the provisions of the Plan on which the decision is based.  The decision of the Board on review shall be final and conclusive upon all persons.  If the decision on review is not furnished to the Claimant within the time limits prescribed in subparagraph (ii) above, the claim will be deemed denied on review.

Article 14. RIGHT OF OFFSET.  Notwithstanding any other provision of the Plan to the contrary, the Company may reduce the amount of any payment otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company that is or becomes due and payable, including without limitation, any obligation arising under the Sarbanes-Oxley Act of 2002, and the Participant shall be deemed to have consented to such reduction.

Article 15. EFFECTIVE DATE OF THE PLAN.  The Plan was originally effective on May 16, 2005, and subsequently amended and/or restated.  The Plan was further amended and restated effective December 16, 2019.  Awards may be granted under the Plan on and after the effective date, but not after the earlier of May 15, 2012 or the termination of the Plan by the Company in accordance with ARTICLE 10.  Awards outstanding as of May 15, 2012 (or such earlier termination date) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.

IN WITNESS WHEREOF, this Plan, as Amended and Restated through December 16, 2019, is executed in behalf of the Company as of the 16th day of December, 2019.

OLD DOMINION FREIGHT LINE, INC.
Attest:
/s/ Ross H. Parr Secretary	By: /s/ Greg C. Gantt Name: Greg C. Gantt Title: President and Chief Executive Officer
[Corporate Seal]